Exhibit n(2)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors and Legal Counsel" and to the use of our report dated February 14, 2003, in the Registration Statement (Form N-2 Nos. 333-58432 and 811-10341) and related Prospectus of UBS PW Tamarack International Fund, L.L.C. for the registration of limited liability company interests.

ERNST & YOUNG LLP

New York, New York
April 15, 2003